EXHIBIT 99.1

US Ecology Announces First Quarter 2019 Results

FIRST QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $131.0 million, up 9%
  Base Business growth of 8%; Event Business down 1%
  Field and Industrial Services revenue growth of 15%
  Net income of $8.0 million, or $0.36 per diluted share
  Adjusted earnings per diluted share of $0.22, excludes property insurance recovery of $4.7 million ($0.15 per diluted share)
  Pro forma adjusted EBITDA of $23.7 million, down 3%
  Idaho facility continues to operate at less than full capacity with  business interruption insurance recoveries anticipated to begin in the second quarter of 2019

2019 BUSINESS OUTLOOK REAFFIRMED:

  Diluted earnings per share expected to range from $2.09 to $2.41 per share
  Adjusted EBITDA expected to range from $135 million to $145 million
  Capital expenditures expected to range from $55 million to $60 million
  Free cash flow expected to range from $45 million to $50 million

BOISE, Idaho, May 02, 2019 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ: ECOL) (“the Company”) today reported total revenue of $131.0 million and net income of $8.0 million, or $0.36 per diluted share, for the quarter ended March 31, 2019.  Adjusted earnings per diluted share, which excludes property insurance recoveries, property and equipment impairment charges, business development expenses, gain on the issuance of a property easement and foreign currency gains and losses, was $0.22 per diluted share in the first quarter of 2019, down from $0.35 per diluted share in the first quarter of 2018. While the Company recognized $4.7 million of property insurance recoveries in the first quarter of 2019, no business interruption insurance recoveries associated with our Grand View, Idaho facility were recognized in the first quarter of 2019.

“Revenue growth across our services lines was strong during the quarter, up 9% overall compared to the first quarter last year,” commented Chairman and Chief Executive Officer, Jeff Feeler.  “This revenue growth was attributable to approximately 4% organic growth and incremental revenue from our strategic 2018 acquisitions. This solid revenue growth was achieved despite our Idaho facility operating at less than full capacity.  Adjusted EBITDA was down 4% for the first quarter of 2019 compared to the first quarter of 2018, which was primarily attributable to our Idaho operations.  When excluding our Idaho operations from both the first quarter of 2019 and 2018, our adjusted EBITDA would have grown in the first quarter of 2019 compared to the first quarter last year, at a similar level to total revenue growth.”

“Strong positive trends in our underlying business and industrial economy led to the continued growth trajectory in our Environmental Services segment Base Business, which increased 8% over the first quarter of 2018, outpacing our expectations.  The Event Business for the Environmental Services segment declined 1% in the first quarter as several large projects that were shipping in the first quarter of 2018 have since completed and weather conditions in the eastern portion of North America and other project timing shifted some volume into the second and third quarters of 2019. Our Field and Industrial Services segment had another strong quarter, up 15% with 3% organic revenue growth compared to the first quarter of 2018,” Feeler concluded.

Total revenue for the first quarter of 2019 of $131.0 million was up 9% from $120.1 million in the same quarter last year. Revenue for the Environmental Services (“ES”) segment was $92.3 million for the first quarter of 2019, up from $86.5 million in the first quarter of 2018. This increase consisted of 7% growth in treatment and disposal (“T&D”) revenue and 6% growth in transportation revenue compared to the first quarter of 2018. Revenue for the Field and Industrial Services (“FIS”) segment was $38.7 million for the first quarter of 2019, up 15% from $33.6 million in the same quarter last year, reflecting our acquisition of the Dallas, Texas and Midland, Texas locations in the third quarter of 2018 as well as stronger overall market conditions.

Gross profit for the first quarter of 2019 was $35.2 million, down 1% from $35.7 million in the same quarter last year. Gross profit for the ES segment was $31.6 million in the first quarter of 2019, down from $32.5 million in the same quarter of 2018. T&D gross margin for the ES segment was 39% for both the first quarter of 2019 and 2018. Gross profit for the FIS segment in the first quarter of 2019 was $3.7 million. This compares to gross profit of $3.2 million in the first quarter of 2018, representing year-over-year improvement of 14%. FIS gross margin for both the first quarter of 2019 and 2018 was 10%.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2019 was $20.3 million compared with $22.2 million in the same quarter last year. The decrease was primarily due to property insurance recoveries of approximately $4.7 million recognized in the first quarter of 2019 related to the Idaho facility accident. Excluding this property insurance recovery, our SG&A expense would have increased as compared to the same quarter last year by $2.7 million, or 12%, as a result of higher labor costs and higher intangible asset amortization.

Operating income for the first quarter of 2019 was $14.9 million compared with $13.4 million in the first quarter of 2018.

Net interest expense for the first quarter of 2019 was $3.8 million, up from $2.8 million in the first quarter of 2018. The increase was the result of higher outstanding debt levels in the first quarter of 2019 due to the acquisition of US Ecology Winnie in November of 2018 as well as a higher interest rate on the variable portion of our outstanding debt.

The Company’s consolidated effective income tax rate for the first quarter of 2019 was 27.4% compared with 27.6% in the first quarter of 2018.

Net income for the first quarter of 2019 was $8.0 million, or $0.36 per diluted share, compared with net income of $9.2 million, or $0.42 per diluted share, in the first quarter of 2018. Adjusted earnings per diluted share was $0.22 per diluted share in the first quarter of 2019 compared with $0.35 per diluted share in the first quarter of 2018.

Adjusted EBITDA for the first quarter of 2019 was $23.6 million, down 4% from $24.5 million in the same quarter last year. Pro Forma adjusted EBITDA, which excludes business development expenses, was $23.7 million in the first quarter of 2019 compared with $24.5 million in the first quarter of 2018.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2019 OUTLOOK

“Business conditions and trends in our Base Business remain favorable as we look out to the balance of 2019 and, as a result, we expect full year Base Business revenue growth near the top of our 3-5% guidance range,” added Feeler.  “The Event pipeline continues to be one of the better pipelines we have seen in recent years, supporting our expectation that we will see strong growth in our Event Business in 2019.  Our Field and Industrial Services segment continues to see strong business fundamentals, with the execution of our 2018 contract wins and our recent acquisitions driving additional growth. With each passing month, our Idaho operation is regaining functionality and is on track to resume substantially full operations by the third quarter of this year.  Further contributing to our results, business interruption insurance recoveries related to our Idaho facility are expected to begin to be recognized in the second quarter and throughout the balance of the year.”

Based on results through the first quarter of 2019 and our current expectations for the rest of the year, the Company reaffirms its previously issued 2019 Adjusted EBITDA guidance range of $135 million to $145 million and its diluted earnings per share guidance of $2.09 to $2.41.  The Company’s earnings guidance excludes property and equipment impairment charges, property insurance recoveries, business development expenses and foreign currency gains and losses.

The Company also reaffirms it previously issued total company revenue guidance of $583 million to $627 million. Our ES segment revenue is expected to range between $408 million and $438 million and our FIS segment revenue is expected to range between $175 million and $189 million.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2019
(in thousands)	Low	High

Net Income	$49,552	$56,557
Income tax expense	18,487	21,182
Interest expense	15,590	15,590
Interest income	(10)	(10)
Foreign currency loss	139	139
Other income	(360)	(360)
Property and equipment impairment charges	25	25
Depreciation and amortization of plant and equipment	34,820	35,120
Amortization of intangible assets	12,115	12,115
Accretion and non-cash adjustments of closure & post-closure obligations	4,380	4,380
Stock-based compensation	4,915	4,915
Property insurance recoveries	(4,653)	(4,653)
Adjusted EBITDA	$135,000	$145,000

The following table reconciles our projected diluted earnings per share to our projected adjusted diluted earnings per share range:

	For the Year Ending December 31, 2019
	Low	High

Earnings per diluted share	$2.23	$2.55

Adjustments:
Plus: Property and equipment impairment charges	-	-
Less: Property insurance recoveries	(0.15)	(0.15)
Plus: Business development expenses	-	-
Foreign currency loss	0.01	0.01

As Adjusted	$2.09	$2.41

DIVIDEND

On April 1, 2019, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on April 19, 2019. The $4.0 million dividend was paid on April 26, 2019.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, May 3, 2019 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 800-458-4148 or 786-789-4772. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through May 10, 2019 by calling 888-203-1112 or 719-457-0820 and using the passcode 1768676.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s comprehensive knowledge of the waste business, its collection of waste management facilities and focus on safety, environmental compliance, and customer service enables us to effectively meet the needs of our customers and to build long lasting relationships. US Ecology and its predecessor companies have been in business for more than 65 years and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include an accident at one of our facilities, incidents resulting from the handling of dangerous substances, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, the realization of anticipated benefits from acquired operations, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our ability or the timing of reconstructing and receiving regulatory approvals for the reopening of the Grand View, Idaho treatment facility, the timing or amount of insurance recoveries associated with the reconstruction and business interruption losses for the Grand View, Idaho treatment facility, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue
Environmental Services	$92,332	$86,471
Field & Industrial Services	38,705	33,588

Total	131,037	120,059

Gross profit
Environmental Services	31,556	32,452
Field & Industrial Services	3,685	3,219

Total	35,241	35,671

Selling, general & administrative expenses
Environmental Services	1,406	6,376
Field & Industrial Services	3,385	2,257
Corporate	15,514	13,599

Total	20,305	22,232

Operating income	14,936	13,439

Other income (expense):
Interest income	207	24
Interest expense	(4,030)	(2,809)
Foreign currency loss	(139)	(14)
Other	110	2,123

Total other expense	(3,852)	(676)

Income before income taxes	11,084	12,763
Income tax expense	3,041	3,520

Net income	$8,043	$9,243

Earnings per share:
Basic	$0.37	$0.42
Diluted	$0.36	$0.42

Shares used in earnings
per share calculation:
Basic	21,987	21,801
Diluted	22,197	21,957

Dividends paid per share	$0.18	$0.18

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2019	December 31, 2018
Assets

Current Assets:
Cash and cash equivalents	$16,120	$31,969
Receivables, net	127,970	144,690
Prepaid expenses and other current assets	11,121	10,938
Income tax receivable	8,559	7,071
Total current assets	163,770	194,668

Property and equipment, net	256,902	258,443
Operating lease assets	18,270	-
Restricted cash and investments	4,977	4,941
Intangible assets, net	277,263	279,666
Goodwill	210,126	207,177
Other assets	2,024	3,003
Total assets	$933,332	$947,898

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$16,408	$17,754
Deferred revenue	10,441	10,451
Accrued liabilities	27,133	35,524
Accrued salaries and benefits	13,367	16,732
Income tax payable	-	505
Short-term borrowings	2,118	-
Current portion of closure and post-closure obligations	2,214	2,266
Current portion of operating lease liabilities	5,358	-
Total current liabilities	77,039	83,232

Long-term debt	334,000	364,000
Long-term closure and post-closure obligations	76,842	76,097
Long-term operating lease liabilities	12,769	-
Other long-term liabilities	3,098	2,146
Deferred income taxes, net	66,092	63,206
Total liabilities	569,840	588,681

Commitments and contingencies

Stockholders’ Equity

Common stock	221	220
Additional paid-in capital	183,953	183,834
Retained earnings	193,397	189,324
Treasury stock	(1,286)	(370)
Accumulated other comprehensive loss	(12,793)	(13,791)
Total stockholders’ equity	363,492	359,217
Total liabilities and stockholders’ equity	$933,332	$947,898

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$8,043	$9,243
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property and equipment	8,125	6,605
Amortization of intangible assets	2,811	2,302
Accretion of closure and post-closure obligations	1,125	1,074
Property and equipment impairment charges	25	-
Unrealized foreign currency loss (gain)	(371)	654
Deferred income taxes	2,905	450
Share-based compensation expense	1,222	1,068
Unrecognized tax benefits	131	-
Net loss (gain) on disposition of assets	(272)	17
Gain on insurance proceeds from damaged property and equipment	(4,653)	-
Amortization of debt issuance costs	204	202
Changes in assets and liabilities:
Receivables	16,577	14,947
Income tax receivable	(1,487)	(573)
Other assets	525	(792)
Accounts payable and accrued liabilities	(11,935)	(4,163)
Deferred revenue	(47)	301
Accrued salaries and benefits	(3,417)	(2,432)
Income tax payable	(517)	215
Closure and post-closure obligations	(470)	(288)
Net cash provided by operating activities	18,524	28,830

Cash Flows From Investing Activities:
Purchases of property and equipment	(7,223)	(7,558)
Insurance proceeds from damaged property and equipment	5,000	-
Proceeds from sale of property and equipment	459	42
Purchases of restricted investments	(23)	(498)
Proceeds from sale of restricted investments	-	417
Net cash used in investing activities	(1,787)	(7,597)

Cash Flows From Financing Activities:
Payments on long-term debt	(30,000)	-
Payments on short-term borrowings	(4,331)	-
Proceeds from short-term borrowings	6,449	-
Dividends paid	(3,970)	(3,938)
Payment of equipment financing obligations	(199)	(108)
Proceeds from exercise of stock options	-	731
Other	(915)	(312)
Net cash used in financing activities	(32,966)	(3,627)

Effect of foreign exchange rate changes on cash	393	(488)

Increase (decrease) in Cash and cash equivalents and restricted cash	(15,836)	17,118

Cash and cash equivalents and restricted cash at beginning of period	32,753	28,799

Cash and cash equivalents and restricted cash at end of period	$16,917	$45,917

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, property insurance recoveries, non-cash property and equipment impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2019 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three months ended March 31, 2019 and 2018:

(in thousands)	Three Months Ended March 31,
	2019	2018

Net Income	$8,043	$9,243
Income tax expense	3,041	3,520
Interest expense	4,030	2,809
Interest income	(207)	(24)
Foreign currency loss	139	14
Other income	(110)	(2,123)
Property and equipment impairment charges	25	-
Depreciation and amortization of plant and equipment	8,125	6,605
Amortization of intangible assets	2,811	2,302
Share-based compensation	1,222	1,068
Accretion and non-cash adjustments of closure & post-closure obligations	1,125	1,074
Property insurance recoveries	(4,653)	-
Adjusted EBITDA	$23,591	$24,488

Business development expenses	141	11
Pro Forma adjusted EBITDA	$23,732	$24,499

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of property insurance recoveries, non-cash property and equipment impairment charges, the after-tax impact of business development expenses, the after-tax impact of the gain on the issuance of a property easement, and foreign currency gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Property and equipment impairment charges excluded from the earnings per diluted share calculation are related to the Company’s write-off of the net book value of damaged or destroyed property and equipment as a result of the accident at our Grand View, Idaho facility in November of 2018 while property insurance recoveries relate to payments received for the insured value of the damaged or destroyed property and equipment as a result of the accident. The easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use. Business development expenses relate to costs incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The foreign currency gains or losses excluded from the earnings per diluted share calculation are partially related to unrealized gains or losses primarily associated with intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Foreign currency gains or losses also include realized gains and losses associated with the settlement of transactions denominated in a foreign currency.

We believe excluding the non-cash property and equipment impairment charges, the property insurance recoveries, the gain on issuance of a property easement, the after-tax impact of business development expenses, and foreign currency gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months ended March 31, 2019 and 2018:

(in thousands, except per share data)	Three Months Ended March 31,
	2019				2018
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$11,084	$(3,041)	$8,043	$0.36	$12,763	$(3,520)	$9,243	$0.42

Adjustments:
Less: Property insurance recoveries	(4,653)	1,277	(3,376)	(0.15)	-	-	-	-
Plus: Property and equipment impairment charges	25	-	25	-	-	-	-	-
Plus: Business development expenses	141	(39)	102	-	11	(3)	8	-
Less: TX land easement gain	-	-	-	-	(1,990)	549	(1,441)	(0.07)
Foreign currency loss(1)	139	(38)	101	0.01	14	(4)	10	-

As Adjusted	$6,736	$(1,841)	$4,895	$0.22	$10,798	$(2,978)	$7,820	$0.35

Shares used in earnings per diluted share calculation			22,197				21,957

(1) In the first quarter of 2019, the Company conformed the amount of the foreign currency gains or losses included in the calculation of adjusted earnings per diluted share with the amount of the foreign currency gains or losses included in the calculation of adjusted EBITDA and Pro forma adjusted EBITDA.  In previous quarters only non-cash translation gains or losses were included in the calculation of adjusted earnings per diluted share while total foreign currency gains or losses were included in the calculation of adjusted EBITDA and Pro forma adjusted EBITDA.  The calculation of adjusted earnings per diluted share for the first quarter of 2018 has been updated to include total foreign currency losses resulting in a $0.01 reduction of adjusted earnings per share from what was previously reported in our earnings release for the three months ended March 31, 2018.

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com   www.usecology.com